Exhibit 2.8

STOCK CONTRIBUTION AND PURCHASE AGREEMENT
by and among
SPELL CAPITAL PARTNERS FUND II, L.P.,
ROBERT A. PAULSON,
PETER E. PAULSON,
THE REPRESENTATIVE
IDENTIFIED HEREIN,
MAXUM PETROLEUM, INC.
and
SPI PETROLEUM LLC
Dated as of December 6, 2007

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-ii-

EXHIBITS AND SCHEDULES
Exhibits:

Exhibit A	-	Escrow Agreement
Exhibit B1	-	Robert A. Paulson Senior Management Agreement
Exhibit B2	-	Peter E. Paulson Senior Management Agreement
Exhibit C	-	Form of Amendment to Affiliate Lease
Schedules
Schedule of Sellers
Permitted Liens Schedule
Schedule 1.1
Schedule 3.1
Schedule 3.2
Schedule 3.3
Schedule 3.5
Schedule 3.7
Schedule 3.8
Schedule 3.9
Schedule 3.10
Schedule 3.11(a)
Schedule 3.11(b)
Schedule 3.12
Schedule 3.13
Schedule 3.13(a)
Schedule 3.13(b)
Schedule 3.13(c)
Schedule 3.14
Schedule 3.15
Schedule 3.16
Schedule 3.17
Schedule 3.18
Schedule 3.19
Schedule 3.20
Schedule 3.22
Schedule 3.23
Schedule 3.24
Schedule 3.25
Schedule 3.26
Schedule 4.2(a)
Schedule 4.2(b)
Schedule 4.3

STOCK CONTRIBUTION AND PURCHASE AGREEMENT
          THIS STOCK CONTRIBUTION AND PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 6, 2007, by and among Robert A. Paulson (“R. Paulson”), Peter E. Paulson (“P. Paulson” and together with R. Paulson, the “Paulson Sellers”), Spell Capital Partners Fund II, L.P. (“Spell” and together with the Paulson Sellers, each a “Seller”, and collectively, the “Sellers”), the Representative identified in Section 6.1(a) hereof (solely in its capacity as the Representative), Maxum Petroleum, Inc., a Delaware corporation (“Buyer”), and SPI Petroleum LLC, a Delaware limited liability company and the direct parent of Buyer (“SPI”).
          WHEREAS, Sellers own all of the issued and outstanding Equity Interests (collectively, the “Shares”) of Paulson Oil Company, an Indiana corporation (the “Company”);
          WHEREAS, pursuant to the terms set forth herein, at the Closing (x) each of the Paulson Sellers will contribute certain of their Shares (the “Seller Rollover Shares”) to SPI in exchange for Class A Units of SPI (the “SPI Rollover Units”) in a transaction intended to qualify as an exchange of property for interests in a partnership under Section 721(a) of the Code, and (y) Buyer will purchase from the Sellers, and the Sellers will sell to Buyer, the remainder of the Shares in exchange for the consideration set forth herein; and
          WHEREAS, immediately after the Closing, SPI will contribute the Seller Rollover Shares to Buyer.
          NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the parties hereto hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
     1.1 Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:
          “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, no Seller shall be deemed to be an Affiliate of Buyer or the Company after the Closing.
          “Affiliated Group” means any affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company or any of its Subsidiaries is or has been a member.

          “Audited Financial Statements” has the meaning set forth in Section 3.5(a).
          “Business” means the business of Buyer, the Company and their respective Subsidiaries as presently conducted, including the marketing, sale or distribution of fuels, lubricants or related products or services.
          “Buyer” has the meaning set forth in the Preamble.
          “Buyer Material Adverse Effect” means a material and adverse effect or development upon the financial condition, operating results, value, assets, operations or employee relations in the aggregate, customer relations in the aggregate or supplier relations in the aggregate, of SPI and its Subsidiaries, taken as a whole.
          “Buyer Parties” means Buyer and its Affiliates (including, after the Closing, the Company and its Subsidiaries, but excluding Sellers and their Affiliates) and their respective stockholders, partners, members, officers, directors, managers, employees, successors and permitted assigns.
          “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
          “Closing” has the meaning set forth in Section 2.2(a).
          “Closing Date” has the meaning set forth in Section 2.2(a).
          “Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section, regardless of how numbered or classified.
          “Company” has the meaning set forth in the Recitals.
          “Company Domain Names” has the meaning set forth in Section 3.16(c).
          “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, services or research or development of the Company or its Subsidiaries at the time of Closing.
          “Domain Names” has the meaning set forth in Section 3.16(c).
          “Domain Registrar” has the meaning set forth in Section 3.16(c).
          “Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law, in each case concerning public health and safety, exposure to hazardous substances or materials, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of, or exposure to, any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, radiation or radon, each as amended and as now or hereafter in effect.
          “Environmental Liability” means any liability (including any liability for response costs, personal injury, property damage or natural resource damage) or investigatory, corrective or remedial obligation which arises under or relates to any Environmental and Safety Requirements, including those relating to (a) violations of, or noncompliance with, Environmental and Safety Requirements; and (b) the handling, treatment, storage, disposal, arrangement for disposal, release or threatened release of, or exposure to, hazardous materials, substances or wastes.
          “Equity Interests” means any and all shares, stock, equity interests, participations or other equivalents (however designated) of a corporation, and any and all ownership interests in a Person other than a corporation (including membership interests, partnership interests, joint venture interests and beneficial interests), and any and all warrants, options or other rights to purchase or otherwise acquire or obtain any of the foregoing.
          “Escrow Agent” means Wells Fargo, National Association.
          “Escrow Agreement” means the escrow agreement in the form of Exhibit A attached hereto.
          “Escrow Amount” means $3,175,000.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “Fundamental Representations and Warranties” has the meaning set forth in Section 5.1(b).
          “GAAP” means United States generally accepted accounting principles.
          “Guaranty” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable for the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the ordinary course of collection).
          “Indebtedness” means, with respect to any Person at any applicable time of determination, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances, including (in the case of the Company and its Subsidiaries) all notes, advances, payables and other obligations to any Seller or any Affiliate thereof (other than the Company and its Subsidiaries), (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Person, (iv) all obligations and costs associated with terminating any swap agreements or transactions, (v) (x) all obligations arising from deferred compensation arrangements and all obligations under severance plans or arrangements, bonus plans or similar arrangements payable as a result of the consummation of the transactions contemplated hereby (regardless of whether any additional event or occurrence, in addition to the consummation of the transactions contemplated hereby, is required to give rise to such payment obligations, but excluding obligations owing to P. Paulson or R. Paulson under the Senior Management Agreements if either of their respective employment is terminated by the Company after consummation of the transactions contemplated by this Agreement), (y) all contributions or other obligations required under the Paulson Oil Company Retirement Plan relating to periods prior to the Closing that are outstanding or unfunded as of such date and (z) all accrued bonuses payable to the Paulson Sellers (including pursuant to the Senior Management Agreements), (vi) all Guaranties of such Person in connection with any of the foregoing, (vii) all obligations relating to leases that are required to be classified as a capitalized lease obligation in accordance with GAAP, (viii) all obligations for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business which are not more than 60 days past due based on the due date specified in the invoice thereof, or if no due date is specified in the invoice or no invoice exists, then based on past custom and practice and other than contingent amounts owing pursuant to the ExxonMobil Distributor Brand Incentive Agreements dated May 26, 2002 relating to the Berryman Toll Road Stations), and (xi) all accrued interest, prepayment premiums or penalties related to any of the foregoing. For the avoidance of doubt, Guaranties, letters of credit or similar obligations issued by Sellers for the benefit of the Company which secure payment for the Company’s purchase of fuel or lubricants and which are set forth on Schedule 1.1 hereto (the “Seller Guaranties”), shall not be considered Indebtedness of the Company for purposes of Section 2.3 of this Agreement.
          “Indemnified Environmental Liability” means any Pre-Closing Onsite Environmental Liability.
          “Indemnified Real Property” means the properties located at 300 North 15th Street, Chesterton, Indiana and 950-980 Wabash, Chesterton, Indiana, and the properties located at 860 Broadway, Chesterton, Indiana and 6101 Merrillville, Indiana that were previously owned by the Company.
          “Indemnitee” has the meaning set forth in Section 5.2(d).
          “Indemnitor” has the meaning set forth in Section 5.2(d).
          “Intellectual Property Rights” means any and all intellectual and industrial proprietary rights, including (i) patents and patent applications, (ii) trademarks, service marks, trade dress, trade names, logos and registrations and applications for registration thereof, (iii) copyrights (registered or unregistered) and copyrightable works, and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, and (v) trade secrets and other confidential information (including, to the extent confidential, ideas, formulas, recipes, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, non-public data and databases, financial and marketing plans and customer and supplier lists and information).
          “Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, debt instruments or Equity Interests of any other Person and (ii) any capital contribution by such Person to any other Person.
          “Knowledge” means, when referring to the “knowledge” of the Company or any similar phrase or qualification based on knowledge, (i) the actual knowledge of P. Paulson, R. Paulson or Jeffrey Keiser and (ii) the knowledge that any such person referenced in (i) above, as a prudent business person, would have obtained in the conduct of his or her business after making reasonable inquiry with respect to the particular matter in question.
          “Latest Balance Sheet” has the meaning set forth in Section 3.5(a)(i).
          “Leased Real Property” means the real property demised by the leases described on Schedule 3.11(c) (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto).
          “Lien” means any lien, charge, mortgage, security interest, community property interest, pledge, restriction on transfer (other than restrictions on transfer arising under the Securities Act and applicable state securities laws) or other encumbrance of any kind.
          “Losses” means any loss, liability, cost, damage, penalty, Tax, fine or expense (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing).
          “Material Adverse Effect” means a material and adverse effect or development upon the financial condition, operating results, value, assets, operations or employee relations in the aggregate, customer relations in the aggregate or supplier relations in the aggregate, of the Company taken as a whole.
          “P. Paulson Senior Management Agreement” has the meaning set forth in Section 2.2(b)(vi)
          “Permitted Liens” means (i) Liens that are set forth on the Permitted Liens Schedule attached hereto, (ii) Liens for Taxes not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established on the Company’s financial statements in accordance with GAAP consistently applied, (iii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business, for amounts which are not due and payable or the validity of which are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established on the Company’s financial statements in accordance with GAAP consistently applied, and in each case which would not, individually or in the aggregate, have a Material Adverse Effect; and (iv) Liens arising from zoning ordinances, building and other land use regulations which are not material to the Company’s or any of its Subsidiaries’ business as currently conducted thereon.

          “Person” means any individual (including any individual’s estate), sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).
          “Plan” has the meaning set forth in Section 3.18(a).
          “Pre-Closing Onsite Environmental Liability” means any Environmental Liability arising out of any of the matters disclosed (i) on Schedule 3.16(a) (including matters disclosed in any of the reports or surveys referenced therein) but excluding those items disclosed on Schedule 3.15 and incorporated by reference into Schedule 3.16, (ii) in the September 7, 2007 Phase Two Environmental Site Assessment for the property at 300 North 15th Street, Chesterton, Indiana prepared for Simons Petroleum, Inc. by Liesch Associates, Inc., (iii) the September 7, 2007 Phase II Environmental Site Assessment for the property at 950-980 Wabash, Chesterton, Indiana prepared for Simons Petroleum, Inc. by Liesch Associates, Inc., (iv) the July 31, 2007 Phase One Environmental Site Assessment and Limited Environmental Compliance Assessment for the property at 300 North 15th Street, Chesterton, Indiana prepared for Simons Petroleum, Inc. by Liesch Associates, Inc. or (v) the July 31, 2007 Phase One Environmental Site Assessment and Limited Environmental Compliance Assessment for the property at 950-980 Wabash, Chesterton, Indiana prepared for Simons Petroleum, Inc. by Liesch Associates, Inc.; except current and future SPCC matters, as described in Schedule 3.16.
          “Pre-Closing Tax Period” has the meaning set forth in Section 5.2(a).
          “Principal Management” means the authority to principally direct the handling of a Remedial Action, including selection of consultants, contractors, experts or advisors, and evaluation, selection and implementation of remedial measures.
          “Pro Rata Share” means 30% with respect to the Paulson Sellers, and 70% with respect to Spell.
          “Purchase Price” has the meaning set forth in Section 2.3(a).
          “R. Paulson Senior Management Agreement” has the meaning set forth in Section 2.2(b)(v)
          “Realty Leases” has the meaning set forth in Section 3.11(b).
          “Released Claims” has the meaning set forth in Section 5.10.
          “Released Parties” has the meaning set forth in Section 5.10.
          “Restrictive Period” has the meaning set forth in Section 5.9(a).
          “Securities Act” means the Securities Act of 1933, as amended, or any successor federal law then in force.
          “Seller” and “Sellers” have the meanings set forth in the Preamble.

          “Seller Parties” means Sellers and their respective Affiliates and their respective stockholders, partners, members, officers, directors, managers, employees, successors and permitted assigns.
          “Seller Rollover Shares” has the meaning set forth in the Recitals.
          “Senior Management Agreements” shall mean the P. Paulson Senior Management Agreement and the R. Paulson Senior Management Agreement.
          “Shares” has the meaning set forth in the Preamble.
          “Spell” has the meaning set forth in the Preamble.
          “SPI” has the meaning set forth in the Recitals.
          “SPI Rollover Units” has the meaning set forth in the Recitals.
          “Straddle Period” has the meaning set forth in Section 5.8.
          “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which (i) if a corporation, at least 25% of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association, joint venture or other business entity, at least 10% of the partnership, joint venture or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.
          “Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profit, environmental, customs, duties, real property, personal property, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, to the extent imposed, assessed or collected by or under the authority of a governmental entity or payable pursuant to a tax-sharing contract.
          “Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any Person or the administration of any laws, regulations or administrative requirements relating to any Taxes.

ARTICLE II
PURCHASE AND SALE OF THE SHARES
     2.1 Basic Transaction. On the terms set forth in this Agreement, at the Closing (a) each of the Paulson Sellers shall, and hereby does, contribute certain of his Shares to SPI, free and clear of all Liens, in exchange for the issuance to such Paulson Seller of a portion of the SPI Rollover Units in a transaction intended to qualify as an exchange of property for interests in a partnership under Section 721(a) of the Code, and (b) Buyer shall and hereby does purchase from Sellers, and Sellers shall and hereby do sell, convey, assign, transfer and deliver to Buyer, the remainder of the Shares, free and clear of all Liens.
     2.2 Closing Transactions.
     (a) The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof (the “Closing Date”).
     (b) At the Closing:
          (i) (x) R. Paulson shall contribute to SPI a number of Shares having an aggregate value equal to $3,000,000.00 (which represents the value, as of the Closing, of the SPI Rollover Units delivered to R. Paulson pursuant to this Agreement) in exchange for 8,928.57 SPI Rollover Units in a transaction intended to qualify as an exchange of property for interests in a partnership under Section 721(a) of the Code and (y) P. Paulson shall contribute to SPI a number of Shares having an aggregate value equal to $3,000,000.00 (which represents the value, as of the Closing, of the SPI Rollover Units delivered to P. Paulson pursuant to this Agreement) in exchange for 8,928.57 SPI Rollover Units in a transaction intended to qualify as an exchange of property for interests in a partnership under Section 721(a) of the Code;
          (ii) Buyer shall pay or cause to be paid to each Seller an amount equal to the amount set forth opposite such Seller’s name under the heading “Closing Cash Proceeds” on the Schedule of Sellers attached hereto, in each case by wire transfer of immediately available funds to the accounts designated in writing by Sellers to Buyer;
          (iii) Buyer shall deliver or cause to be delivered the Escrow Amount to the Escrow Agent for deposit into an escrow account established pursuant to the terms of the Escrow Agreement;
          (iv) Sellers shall deliver to Buyer the following:
               (A) the certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers, with appropriate transfer stamps (if any) affixed thereto;
               (B) all corporate books and records and other property of the Company or any of its Subsidiaries in Sellers’ possession;

               (C) evidence of termination of all agreements (if any) regarding voting, transfer or other arrangements related to the Shares;
               (D) evidence that the Company’s and Sellers’ investment bankers and other similar agents and representatives have been paid in full, and that none of the Company or any of its Subsidiaries has any liability to any such investment bankers, agents or representatives;
               (E) payoff letters and authorizations to file appropriate termination statements under the Uniform Commercial Code with respect to any Indebtedness of the Company and any of its Subsidiaries for borrowed money outstanding as of the Closing (including amounts, if any, owing to Sellers and their Affiliates);
               (F) evidence of termination of all agreements (other than the Realty Leases and that certain Stock Purchase and Redemption Agreement, dated as of August 31, 2004, among the Company and the Sellers) between the Company or any of its Subsidiaries on the one hand and any Seller or any Affiliate of a Seller on the other hand, including evidence of termination of that certain Shareholder Control and Buy-Sell Agreement, dated as of August 31, 2004, among Spell, the Paulson Sellers, and the Company, in each case with no further obligation or liability of the Company;
               (G) the Escrow Agreement, duly executed by the Representative and the Escrow Agent;
               (H) a fully executed copy of an amendment to the Leases set forth on Schedule 3.11(c), paragraph 1 and 2 in the form attached hereto as Exhibit C;
               (I) an estoppel certificate with respect to each of the Realty Leases, dated no more than thirty (30) days prior to the Closing Date, duly executed by the landlord party to each Lease;
               (J) a landlord waiver with respect to each of the Realty Leases, dated no more than thirty (30) days prior to the Closing Date, duly executed by the landlord party to each Lease;
               (K) a non-disturbance agreement with respect to each of the Realty Leases duly executed by each lender encumbering any real property underlying the Leased Real Property for such Lease;
               (L) copies of all third-party consents and approvals required in connection with the transactions contemplated hereby pursuant to the terms of any material agreement, contract or instrument to which any Company or any of its Subsidiaries is a party;
               (M) good standing certificates for the Company and each of its Subsidiaries from their respective jurisdictions of incorporation or formation and each jurisdiction in which they are qualified to do business as a foreign corporation, in each case dated not more than ten days prior to the Closing Date;

               (N) resignations of each director and officer of the Company and its Subsidiaries, effective as of the Closing; and
               (O) customary affidavits, signed under penalties of perjury, from each Seller stating that such Seller is not a foreign person within the meaning of Section 1445 of the Code.
          (v) R. Paulson shall deliver to Buyer a Senior Management Agreement, in the form attached hereto as Exhibit B1, duly executed by R. Paulson (the “R. Paulson Senior Management Agreement);
          (vi) P. Paulson shall deliver to Buyer a Senior Management Agreement, in the form attached hereto as Exhibit B2, duly executed by P. Paulson (the “P. Paulson Senior Management Agreement”);
          (vii) Buyer shall deliver or cause to be delivered to Representative the following:
               (A) the Escrow Agreement, duly executed by Buyer and the Escrow Agent;
               (B) certified copies of the resolutions duly adopted by Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby;
               (C) a good standing certificate with respect to Buyer from the Secretary of State of the State of Delaware dated not more than ten days prior to the Closing Date; and
               (D) Waiver under Indiana Code Section 13-25-3-2.
          (viii) Buyer shall deliver or cause to be delivered to R. Paulson the R. Paulson Senior Management Agreement, duly executed by SPI; and
          (ix) Buyer shall deliver or cause to be delivered to P. Paulson the P. Paulson Senior Management Agreement, duly executed by SPI;
     2.3 Purchase Price. The aggregate purchase price for the Shares (the “Purchase Price”) shall be an amount equal to (i) $19,955,157.98, and (ii) the SPI Rollover Units.
     (b) As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Seller hereby represents and warrants to Buyer that, for the period beginning as of immediately after the close of business on November 30, 2007, and ending as of the Closing, neither the Company nor any of its Subsidiaries has (i) taken (or omitted to take) any of the actions described in Section 3.10 below (but with it being understood that for purposes of this Section 2.3(b), the dollar amounts and related limitations in clauses (h), (i), (j) and (k) of Section 3.10 shall be ignored); (ii) conducted its business other than in the ordinary course of business consistent with past practice; (iii) paid any fees, costs or expenses of the type contemplated to be paid by Sellers pursuant to Section 5.4, (iv) paid any amounts to, or entered into any agreements or other arrangements, with their Affiliates, other than rent payments to Affiliates of the Paulson Sellers, and salary payments and expense reimbursements to the Paulson Sellers and certain family members of the Paulson Sellers as contemplated by Schedule 3.23, in each case in the ordinary course of business consistent with past practice), or (v) paid any fee’s, costs or expenses contemplated by items 6 and 10 on Schedule 3.23. In addition, as a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Seller hereby represents and warrants to Buyer that neither the Company nor any of its Subsidiaries (A) has entered into any transaction, arrangement or understanding, or taken any action (or omitted to take any action), intended to (x) accelerate revenues or cash receipts to the period prior to and including November 30, 2007, or (y) defer or otherwise delay expenses or cash payments to the period from and after December 1, 2007, and (B) is obligated to make any material cash payment during the period from December 1, 2007 through the Closing, in respect of any liability, other than in respect of accounts payable incurred in the ordinary course of business consistent with past practice and salaries, wages and benefits to employees in the ordinary course of business.
ARTICLE III
REPRESENTATIONS AND WARRANTIES CONCERNING
THE COMPANY
          As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Seller hereby represents and warrants to Buyer as of the Closing that, except as set forth in the Section of the Disclosure Schedules attached hereto corresponding to a specific representation or warranty below, or as otherwise excepted in accordance with Section 6.14 hereto:
     3.1 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Indiana and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. The Company possesses all requisite corporate power and authority necessary to own and operate its properties and to carry on its businesses. The copies of the Company’s articles of incorporation and bylaws which have been furnished to Buyer reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete. The Company is not in default under or in violation of any provision of its articles of incorporation or bylaws. Schedule 3.1 attached hereto sets forth a list all of the officers and directors of the Company and each of its Subsidiaries.
     3.2 Capitalization and Related Matters. The entire authorized and issued Equity Interests of the Company consists of 10,000 authorized shares of common stock, no par value per share, of which 1,000 shares are issued and outstanding. Schedule 3.2 attached hereto sets forth name of the record holders of all outstanding Equity Interests of the Company. Except as set forth in Schedule 3.2 attached hereto, the Company has no outstanding Shares or stock or securities convertible or exchangeable for any shares of its Equity Interests or containing any profit participation features, nor any rights or options to subscribe for or to purchase its Equity Interests or any stock or securities convertible into or exchangeable for its Equity Interests or any stock appreciation rights or phantom stock plan. Except as set forth in Schedule 3.2 attached hereto, the Company is not subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests or any warrants, options or other rights to acquire its Equity Interests. The Company has not violated any foreign, federal or state securities laws in connection with the offer, sale or issuance of its Equity Interests. All of the Company’s outstanding Equity Interests have been validly issued and are fully paid and nonassessable. There are no bonds, debentures, notes or other Indebtedness of the Company outstanding having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any shareholders of the Company may vote. All outstanding Indebtedness (including amounts outstanding and prepayment, termination and similar penalties) of the Company and its Subsidiaries is identified on Schedule 3.2 attached hereto.
     3.3 Authorization; Noncontravention. Except as set forth on Schedule 3.3 attached hereto, the execution and delivery of this Agreement and all of the other agreements and instruments contemplated hereby and the fulfillment of and compliance with the respective terms hereof and thereof do not and shall not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the passage of time, the giving of notice or both), (c) result in the creation of any Lien upon either Company’s or any of its Subsidiaries’ Equity Interests or assets pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any court or administrative or governmental body or agency pursuant to the Company’s or any of its Subsidiaries’ charter documents, bylaws or other constituent documents, or any law, statute, rule or regulation to which the Company or any of its Subsidiaries is subject, or any material agreement, instrument, license, permit, order, judgment or decree to which the Company or any of its Subsidiaries is subject.
     3.4 Subsidiaries. The Company has no Subsidiaries.
     3.5 Financial Statements. Attached hereto as Schedule 3.5 are the following financial statements:
     (a) (i) the audited balance sheet of the Company as of December 31, 2006, 2005 and 2004, and the related statements of income and accumulated deficit and cash flows and stockholders’ equity (or the equivalent) for the fiscal years then ended (collectively, the “Audited Financial Statements”); and
          (ii) the unaudited balance sheet of the Company as of October 31, 2007 (the “Latest Balance Sheet”), and the related statements of income and accumulated deficit and cash flows (or the equivalent) for the ten-month period then ended.
     (b) Each of the financial statements referenced above (including in all cases the notes thereto, if any), fairly presents, in all material respects, the financial position of the Company and its Subsidiaries as of the respective dates thereof and the operating results and cash flows of the

Company and its Subsidiaries for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, subject in the case of the unaudited financial statements to the absence of footnote disclosures and changes resulting from normal year-end adjustments for recurring accruals (none of which footnote disclosures or changes would, alone or in the aggregate, be materially adverse to the assets, liabilities, financial position, operating results, or cash flow of the Company and its Subsidiaries taken as a whole).
     3.6 Accounts Receivable. Accounts and notes receivable reflected on the Latest Balance Sheet and all accounts and notes receivable arising since the date thereof are bona fide receivables arising in the ordinary course of business and are, in the aggregate, collectible in accordance with their terms at their recorded amounts, subject only to the reserve for doubtful accounts as set forth on the Latest Balance Sheet, as adjusted through the Closing Date in accordance with past custom and practice of the Company. No Person has any Lien other than Permitted Liens on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables.
     3.7 Inventory. Except as set forth on Schedule 3.7, all of the Company’s and its Subsidiaries’ inventory consists of a quantity and quality usable and salable in the ordinary course of business consistent with past practice, is not obsolete, expired, defective or damaged, and is merchantable and fit for its intended use, subject only to the reserves for inventory write-downs or unmarketable, obsolete, defective or damaged inventory reflected in the Latest Balance Sheet determined in accordance with GAAP, as adjusted through the Closing Date in accordance with GAAP applied consistently with past practice of the Company.
     3.8 Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.8 and other than liabilities and obligations of the Company expressly arising under the terms of this Agreement, neither the Company nor any of its Subsidiaries has any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when or by whom asserted) arising out of any transaction entered at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing, other than (a) liabilities reflected on the Latest Balance Sheet, (b) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of law, claim or lawsuit), (c) obligations under contracts and commitments described on the attached Schedule 3.12 or under material contracts and commitments entered into in the ordinary course of business consistent with past practice which are not required to be disclosed on such Schedule pursuant to Section 3.12 below (but not liabilities for any breach of any such contract or commitment occurring on or prior to the Closing Date), and (d) other liabilities and obligations expressly disclosed in the other Schedules referred to in this Article III.
     3.9 No Material Adverse Effect. Except as set forth on Schedule 3.9, since December 31, 2006, there has occurred no fact, event or circumstance which has had or would reasonably be expected to have a Material Adverse Effect. Since December 31, 2006, the Company and its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice.

     3.10 Absence of Certain Developments. Except as set forth on Schedule 3.10, since December 31, 2006, neither the Company nor any of its Subsidiaries has:
     (a) issued any notes, bonds or other debt securities;
     (b) borrowed any amount or incurred or become subject to any material liabilities, except current Indebtedness or current liabilities incurred in the ordinary course of business consistent with past practice;
     (c) discharged or satisfied any material Lien or paid any material obligation or liability, other than current liabilities paid in the ordinary course of business;
     (d) declared, set aside or made any payment or distribution of cash or other property to any of its stockholders with respect to its Equity Interests or otherwise, or purchased, redeemed or otherwise acquired any Equity Interests or other equity securities (including any warrants, options or other rights to acquire its Equity Interests or other equity);
     (e) purchased, acquired, sold, assigned, transferred, leased, licensed or otherwise disposed of or encumbered any of its material tangible or intangible assets, except in the ordinary course of business consistent with past practice, or intentionally cancelled any material debts or claims;
     (f) disclosed any material proprietary confidential information to any Person (other than to Buyer and its Affiliates or their respective employees or independent contractors accessing such information in the scope of their employment or engagement), or abandoned or permitted to lapse any material Intellectual Property Rights;
     (g) made or granted any bonus or any wage or salary increase to any employee or group of employees (except as required by pre-existing contracts described on Schedule 3.12 or in the ordinary course of business consistent with past practice), or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;
     (h) suffered any damage, destruction, casualty or other extraordinary losses or waived any rights of material value (whether or not in the ordinary course of business or consistent with past practice) in excess of $50,000 in the aggregate;
     (i) made capital expenditures in an amount materially less than the budgeted amount of capital expenditures for such period, or made unfunded commitments for Capital Expenditures that aggregate in excess of $100,000;
     (j) delayed or postponed the payment of any accounts payable or any other liability or obligation, or agreed or negotiated with any party to extend the payment date of any such accounts payable or any other liability or obligation (except in connection with good faith disputes of amounts owing not in excess of $50,000), or accelerated the collection of (or discounted) any accounts or notes receivable, and the Company has no outstanding accounts payable that are past due as of the Closing except for any such accounts payable which do not exceed $50,000 in the aggregate;

     (k) made any charitable contributions or pledges exceeding in the aggregate $10,000 or made any political contributions;
     (l) made any change in any method of accounting or accounting policies, including with respect to inventory and accounts receivable, or made any write-down in the value of its inventory that is material or that is other than in the usual, regular and ordinary course of business consistent with past practice or reversed or ceased making any accruals (whether or not in the ordinary course of business or consistent with past practice);
     (m) made any material changes to its normal and customary practices regarding the solicitation, booking or fulfillment of orders or the shipment and delivery of goods; or
     (n) agreed, whether orally or in writing, to do any of the foregoing.
     3.11 Assets.
     (a) Except as set forth on Schedule 3.11(a) and with regard to Intellectual Property Rights, Schedule 3.13, the Company has good and marketable title to, or valid leasehold interests in, all properties and assets used by it, located on its premises or reflected as owned in the books and records of the Company, including all assets and properties shown in the Audited Financial Statements and the Latest Balance Sheet or acquired after the dates thereof, which title or leasehold interest is free and clear of all Liens, other than properties and assets disposed of since the dates of such balance sheets and except for Liens disclosed on such balance sheets (including any notes thereto), and Permitted Liens. Except as set forth on Schedule 3.11(a), all of the Company’s and its Subsidiaries’ buildings (including all components of such buildings, structures and other improvements), equipment, machinery, fixtures, improvements and other tangible assets (whether owned or leased) are in good condition and repair (ordinary wear and tear excepted) and are fit for use in the ordinary course of the Company’s and its Subsidiaries’ business as presently conducted.
     (b) Except as set forth on Schedule 3.11(b), neither the Company nor any of its Subsidiaries owns, or has owned, any real property.
     (c) Schedule 3.11(c) attached hereto contains a complete list of all leases, subleases, licenses, concessions and other agreements (written or oral) for all leasehold or subleasehold estates and all other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property, (each a “Realty Lease” and collectively, the “Realty Leases”). The Company has a valid leasehold interest in each Leased Real Property subject only to Permitted Liens, and Liens granted by the property owner on the fee interest of such Leased Real Property. The Company has previously delivered to Buyer’s counsel complete and accurate copies of each of the Realty Leases, or in the event of an oral Realty Lease, a written summary of the material terms of such Realty Lease. With respect to each Realty Lease: (i) the Realty Lease is legal, valid, binding, enforceable and in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the Realty Lease is in breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under the Realty Lease; (iii) the Realty Lease has not been modified, supplemented or amended, except to the extent that such modifications, supplements or amendments are disclosed by the documents delivered to Buyer; (iv) neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Realty Lease (v) the Company’s or Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Realty Lease has not been disturbed and there are no disputes with respect to such Realty Lease, and (vi) the Company or Subsidiary has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.
     3.12 Contracts and Commitments.
     (a) Except as set forth on the attached Schedule 3.12, neither the Company nor any of its Subsidiaries is a party to or bound by any written or oral:
          (i) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation (including any bonuses or other remuneration and whether in cash or otherwise), to employees, former employees or consultants, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;
          (ii) contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis or relating to loans to officers, directors or Affiliates;
          (iii) contract under which the Company or any of its Subsidiaries has advanced or loaned any other Person amounts in the aggregate exceeding $10,000;
          (iv) agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or group of assets of the Company or any of its Subsidiaries;
          (v) Guaranty;
          (vi) lease or agreement under which the Company or any of its Subsidiaries is lessee of or holds or operates any personal property owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $25,000 and other than leases or arrangements for Intellectual Property;
          (vii) lease or agreement under which the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate any personal property owned or controlled the Company or any of its Subsidiaries and other than leases or arrangements for Intellectual Property;
          (viii) contract or group of related contracts with the same party or group of affiliated parties the performance of which involves consideration in the aggregate in excess of $100,000 annually or $10,000 per month, other than purchase and sales orders incurred in the ordinary course of business other than contracts disclosed elsewhere on the Disclosure Schedules;
          (ix) assignment, license, indemnification or other agreement with respect to the use of any intangible property (including any Intellectual Property Rights) granted or made to the Company or any of its Subsidiaries, or granted or made by the Company or any of its Subsidiaries to third parties, except licenses to the Company or any of its Subsidiaries of commercially available, non-customized software used solely for the Company’s and its Subsidiaries’ own internal use for an aggregate fee, royalty or other consideration for any such software or group of related software licenses of no more than $10,000 or other non-material assignments, licenses, indemnifications or agreements granted or made by the Company or any of its Subsidiaries to third parties.
          (x) warranty agreement with respect to its services rendered or its products sold or leased;
          (xi) sales, distribution, manufacturing, supply or franchise agreement;
          (xii) agreement with a term of more than six months which is not terminable by the Company or any of its Subsidiaries upon less than 30 days’ notice without penalty and involves a consideration in excess of $100,000 annually or $10,000 per month;
          (xiii) contract or agreement regarding any material indemnification provided to or by the Company or any of its Subsidiaries, including any contract regarding any indemnification provided with respect to Environmental and Safety Requirements (other than contracts disclosed elsewhere on the Disclosure Schedules which disclosure notes the existence of such indemnification);
          (xiv) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world; or
          (xv) any other agreement which is material to its operations and business prospects or involves a consideration in excess of $100,000 annually (other than contracts disclosed elsewhere on the Disclosure Schedules).
     (b) All of the contracts, leases, agreements and instruments set forth or required to be set forth on Schedule 3.12 are valid, binding and enforceable in accordance with their respective terms, and shall be in full force and effect without penalty in accordance with their terms upon consummation of the transactions contemplated hereby, except to the extent set forth on Schedule 3.3. Except as set forth on Schedule 3.12, (i) the Company and its Subsidiaries have performed in all material respects all obligations required to be performed by them and are not in default under, or in breach of, nor in receipt of any claim of default or breach under, any such contract set forth or required to be set forth on Schedule 3.12, or under any such contract that would otherwise be required to be set forth on Schedule 3.12, but for the fact that such contract is set forth elsewhere on the Disclosure Schedules; (ii) no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company or any of its Subsidiaries under any contract set forth or required to set forth on Schedule 3.12 or under any contract that would otherwise be required to be set forth on Schedule 3.12, but for the fact that such contract is set forth elsewhere on the Disclosure Schedules; (iii) neither the Company nor any of its Subsidiaries has any present expectation or intention of not fully performing all such obligations; and (iv) the Company does not have Knowledge of any breach or anticipated breach by the other parties to any such contract set forth or required to be set forth on Schedule 3.12 or under any contract that would otherwise be required to be set forth on Schedule 3.12, but for the fact that such contract is set forth elsewhere on the Disclosure Schedules. There are no renegotiations of, attempts or requests to renegotiate or outstanding rights to renegotiate, any terms of any of the agreements and instruments set forth or required to be set forth on Schedule 3.12 or of any of the agreements or instruments that would otherwise be required to be set forth on Schedule 3.12, but for the fact that such agreements or instruments are set forth elsewhere on the Disclosure Schedules.
     (c) Buyer has been supplied with a true and correct copy of each of the written instruments, plans, contracts and agreements and an accurate description of each of the oral arrangements, contracts and agreements which are referred to on the attached Schedule 3.12, together with all amendments, waivers or other changes thereto.
     3.13 Intellectual Property Rights.
     (a) The attached Schedule 3.13 contains a complete and accurate list of all (i) registered Intellectual Property Rights owned by or in the name of the Company or any of its Subsidiaries, (ii) pending patent applications and applications for registrations of Intellectual Property Rights filed by or on behalf of the Company or any of its Subsidiaries, and (iii) any unregistered trademarks that are material to the conduct of the Company’s or any of its Subsidiaries’ respective businesses. Except as set forth on Section 3.13, the Company or one of its Subsidiaries owns and possesses all right, title and interest to, or has the right to use, all Intellectual Property Rights necessary for the operation of their businesses, free and clear of all Liens. The Company or one of its Subsidiaries owns and possesses all right, title and interest in and to all Intellectual Property Rights created or developed by employees of either Company or of its Subsidiaries within the scope of employment, or otherwise under the direction or supervision of the Company or its Subsidiaries’, relating to the Company’s or its Subsidiaries’ (as applicable) business or to the actual or demonstratively anticipated research or development conducted by or for the Company or any of its Subsidiaries. The Company has the right to use all Intellectual Property Rights created or developed by independent contractors under the direction or supervision of the Company. No Seller nor any Affiliate of any Seller (other than the Company and its Subsidiaries) owns or holds any Intellectual Property Rights that are embodied or used in the Company’s or its Subsidiaries’ businesses. Except as set forth on the attached Schedule 3.13(a), no loss or expiration of any registered patent, registered trademark, or registered copyright, or application therefore owned by the Company (“Registered Company Intellectual Property”) is threatened or pending.
     (b) Except as set forth on the attached Schedule 3.13(b), (i) to the Company’s Knowledge, there have been no claims received by the Company or any of its Subsidiaries asserting the invalidity, misuse or unenforceability of any of the Intellectual Property Rights owned or used by the Company or any of its Subsidiaries and there is no basis for any such claim, (ii) neither the Company nor any of its Subsidiaries has received any tangible notices of, and has no knowledge of any facts which indicate a likelihood of, any infringement or misappropriation by any third party with respect to any Intellectual Property Rights owned by the Company, (iii) to the Company’s Knowledge, the conduct of the Company’s and its Subsidiaries’ businesses has not infringed or misappropriated, and the continued conduct of the Company’s and its Subsidiaries’ businesses will not infringe or misappropriate, any Intellectual Property Rights of other Persons, (iv) the Company has received no claim by any third party asserting that any Intellectual Property Rights owned or licensed by the Company or any of its Subsidiaries should be transferred to or placed under the control of a third party, nor has any third party made a request or demand that any such transfer be made by the Company or any of its Subsidiaries, other than in an arms-length transaction and in exchange for full and fair market value, and (v) to the Company’s Knowledge, the Intellectual Property Rights owned or exclusively licensed by the Company and its Subsidiaries have not been infringed or misappropriated by other Persons. The transactions contemplated by this Agreement will not have an adverse effect on the Company’s or any of its Subsidiaries’ right, title or interest in and to the Intellectual Property Rights owned, held or used by the Company or any of its Subsidiaries and all of such Intellectual Property Rights used by the Company and its Subsidiaries shall be owned or available for use (if from a third party, other than Sellers or any of their Affiliates) by the Company and its Subsidiaries on identical terms and conditions immediately after the Closing.
     (c) Schedule 3.13(c) sets forth the Internet Company for Assigned Names and Numbers (ICANN) Domain Name System second-level domain names, exclusive of any associated common law or registered trademark, service mark, or trade name rights and associated goodwill, if any (“Domain Names”), used by the Company to provide content to third parties via public networks (“Company Domain Names”). The Company is party to one or more agreements with an ICANN-accredited third-party private for-profit commercial domain name registrar (“Domain Registrar”) for the registration of the Company Domain Names, and the association or resolution of the Company Domain Names to a network address specified by the Company, and the Company has paid all fees currently due under these registration agreements to continue the registration to the date indicated on Schedule 3.13(c). The Company’s agreements with the applicable Domain Registrar, while subject to modification by the Domain Registrar at any time in its discretion, currently grant Company the right to transfer the registration of the Company Domain Names to a party designated by the Company, subject to compliance by the Company with the terms of the agreements, the entry of an agreement between the transferee and a suitable Domain Registrar, and the payment of a fee to such Domain Registrar as determined by that Domain Registrar. To the Knowledge of the Company, no previous registrant of the Company Domain Names or any private commercial third party currently has rights in the registrations of the Company Domain Names superior to those of the Company.
     3.14 Legal Proceedings. Except as set forth on the attached Schedule 3.14, there are no (and, during the three years preceding the date hereof, there have not been any) material actions, suits, proceedings, orders, investigations or claims pending or, to Company’s Knowledge, threatened against or affecting either the Company or any of its Subsidiaries (or to the Company’s Knowledge, pending or threatened against or affecting any of the officers, directors or employees of the Company or its Subsidiaries with respect to their business activities), or pending or threatened by either the Company or any of its Subsidiaries against any Person, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement). Neither the Company nor any of its Subsidiaries is a party to any arbitration proceedings under collective bargaining agreements or otherwise. Neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree of any court or other governmental agency. There are no actions, suits, proceedings, orders, investigations or claims pending or, to Company’s Knowledge, threatened against or affecting any Seller, the Company or any of its Subsidiaries in which it is sought to restrain or prohibit or to obtain damages in connection with the transactions contemplated hereby.
     3.15 Compliance with Laws. Except as set forth on the attached Schedule 3.15:
     (a) The Company and its Subsidiaries have complied and are in compliance with all material applicable laws, ordinances, codes, rules, requirements and regulations of federal, state and local governments and all agencies thereof relating to the operation of their businesses and the maintenance and operation of their properties and assets. No written notices have been received by and no claims have been filed against the either the Company or any of its Subsidiaries alleging a violation of any such laws, ordinances, codes, rules, requirements or regulations, and, to the Company’s Knowledge, none of the Company or any of its Subsidiaries have been subject to any adverse inspection, finding, investigation, penalty assessment, audit or other compliance or enforcement action. Neither the Company nor any of its Subsidiaries has made any bribes, kickback payments or other similar payments of cash or other consideration, including payments to customers or clients or employees of customers or clients for purposes of doing business with such Persons.
     (b) The Company and its Subsidiaries hold and are in compliance with all material permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations of all federal, state and local governmental agencies required for the conduct of their businesses and the ownership of their properties, and the attached Schedule 3.15 sets forth a list of all of such permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations. No written notices have been received by the Company or any of its Subsidiaries alleging the failure to hold any of the foregoing in the prior three years. Except as set forth on Schedule 3.15, all of such permits, licenses, bonds, approvals, accreditations, certificates, registrations and authorizations will be available for use by the Company and its Subsidiaries immediately after the Closing.
     3.16 Environmental and Safety Matters. Except as set forth on the attached Schedule 3.16:
     (a) The Company and its Subsidiaries have complied at all times and are in material compliance with all Environmental and Safety Requirements.
     (b) Without limiting the generality of the foregoing, the Company and its Subsidiaries have obtained and complied with, and are in material compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental and Safety Requirements for the occupation of their facilities and the operation of their businesses.

     (c) Neither the Company nor any of its Subsidiaries has received any written or oral notice, report or other written information regarding any actual or alleged violation of Environmental and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company or any of its Subsidiaries or any of their respective past or current properties or facilities arising under Environmental and Safety Requirements.
     (d) To the Company’s Knowledge, without limitation upon any other subsection hereof, none of the following exists at any property or facility owned or operated by the Company or any of its Subsidiaries: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or similar types of unpermitted disposal areas.
     (e) In the ordinary course of operating its businesses, the Company and its Subsidiaries market and distribute fuels and lubricants that consist of, without limitation, petroleum products, but neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, exposed any Person to, or released any hazardous materials or owned or operated any property or facility (and no such property or facility is contaminated by such substance), in a manner so as to give rise to liability, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages, or any investigatory, corrective or remedial obligations, pursuant to any Environmental and Safety Requirements.
     (f) Neither the Company nor any of its Subsidiaries has manufactured, sold, marketed, installed or distributed products containing asbestos and with respect to such entities, no basis in law or fact exists to support an assertion of any claim, action or obligation arising from, relating to, or based on the presence or alleged presence of asbestos or asbestos-containing materials in any product or item manufactured, sold, marketed, installed, stored, transported, handled or distributed at any time by the Company, any of its Subsidiaries, or based on the presence or alleged presence of asbestos or asbestos-containing materials, at any property or facility owned, leased or operated the Company, any of its Subsidiaries.
     (g) The Company has furnished to the Buyer all environmental audits, reports and other material environmental documents relating to the current and former operations and facilities of the Company and its Subsidiaries, which are in their possession, custody or control.
     (h) With respect to the business of the Company and its Subsidiaries, none of the Sellers (other than the Paulson Sellers pursuant to that certain Stock Purchase and Redemption Agreement, dated as of August 31, 2004, among the Company, Spell and the Paulson Sellers), have, either expressly or by operation of law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any Person under Environmental and Safety Requirements.
     (i) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any obligations for site investigation or cleanup, or notification to, or consent of government agencies or third parties, pursuant to any of the so-called

“transaction-triggered” or “responsible property transfer” Environmental and Safety Requirements.
     3.17 Employees. The attached Schedule 3.17 correctly sets forth the name and current annual salary (or hourly wages, as the case may be) of the Company’s and its Subsidiaries’ employees, and whether any employees are absent from active employment, including leave of absence or disability. Except as set forth on the attached Schedule 3.17, (a) to the Knowledge of the Company, no executive or key employee of the Company or any of its Subsidiaries or any group of employees of the Company or its Subsidiaries have any plans to terminate employment with the Company or its Subsidiaries; (b) the Company and each of its Subsidiaries have complied with all laws relating to the employment of labor and to the Company’s Knowledge neither the Company nor any of its Subsidiaries has any labor relations problems (including any union organization activities, threatened or actual strikes or work stoppages or material grievances); and (c) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective key employees, are subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, or in conflict with the present business activities of the Company or its Subsidiaries, except for agreements between the any of the Company or its Subsidiaries and their present and former employees. Schedule 3.17 sets forth the bonuses paid to the Company’s and its Subsidiaries’ officers and employees in respect of the fiscal year ended December 31, 2006, and the maximum bonus which may be earned by such officers and employees in respect of the fiscal year ending December 31, 2007.
     3.18 Employee Benefit Plans.
     (a) The attached Schedule 3.18 sets forth an accurate and complete list of each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other employee benefit plan, program or arrangement providing benefits to current or former employees (including any bonus plan, plan for deferred compensation, retirement, severance, sick leave, employee health or other welfare benefit plan or other arrangement), currently maintained, sponsored, or contributed to by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Each such item listed on the attached Schedule 3.18 is referred to herein as a “Plan”.
     (b) The Company has no obligation to contribute to (or any other liability, including current or potential withdrawal liability, with respect to) any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any employee benefit plan which is a “defined benefit plan” (as defined in Section 3(35) of ERISA), whether or not terminated.
     (c) The Company has no obligation under any Plan or otherwise to provide medical, health, life insurance or other welfare-type benefits to current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Code or as required under applicable state law).
     (d) For purposes of this Section 3.18, the term “Company” includes all Persons treated as a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code.

     (e) Except as set forth on Schedule 3.18, all payments, premiums, contributions, reimbursements related to any Plan required prior to the Closing have been made or paid, and the Company has made appropriate entries (in accordance with GAAP) in its financial statements and records for obligations and liabilities associated with the Plans. Without limiting the generality of the foregoing, all payments, premiums, contributions and reimbursement in connection with the Paulson Oil Company Retirement Plan relating to periods ending on the last payroll processing date prior to the Closing have been made or paid. None of the Plans has any unfunded liabilities which are not reflected on the Latest Balance Sheet.
     (f) The Plans and all related trusts, insurance contracts and funds have been maintained, funded and administered in material compliance with their terms and with the applicable provisions of ERISA, the Code and other applicable laws. Neither the Company nor, to the Company’s Knowledge, any trustee or administrator of any Plan has engaged in any transaction with respect to the Plans which would subject such Company or any trustee or administrator of the Plans, or any party dealing with any such Plan, nor do the transactions contemplated by this Agreement constitute transactions which would subject any such party, to either a civil penalty assessed pursuant to Section 502(i) of ERISA or the tax or penalty on prohibited transactions imposed by Section 4975 of the Code. No actions, suits or claims with respect to the assets of the Plans (other than routine claims for benefits) are pending or, to Company’s Knowledge, threatened which could result in or subject the Company to any liability and there are no circumstances which would give rise to or be expected to give rise to any such actions, suits or claims. No liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA has been or could be incurred by the Company.
     (g) Each of the Plans which is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service that such plan is qualified under Section 401(a) of the Code or is entitled to rely upon an opinion or notification letter issued to the sponsor of an IRS-approved M&P or volume submitter plan document, and, to Company’s Knowledge, there are no circumstances which would adversely affect the qualified status of any such Plan.
     (h) The Company has provided Buyer with true and complete copies of all documents pursuant to which the Plans are maintained, funded and administered, and the most recent annual reports (Form 5500 and attachments) for the Plans.
     (i) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with any other event, entitle any employee to payment, or accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any employee.
     3.19 Insurance. The attached Schedule 3.19 contains a true and complete list of all insurance policies to which the Company or any of its Subsidiaries is a party or which provide coverage to or for the benefit of or with respect to the Company, its Subsidiaries or any director or employee of the Company or its Subsidiaries in his or her capacity as such (the “Insurance Policies”), indicating in each case the type of coverage, the insurer, the premium, the expiration date of each policy and the amount of coverage. The Company has delivered to the Buyer true and complete copies of all such Insurance Policies. The attached Schedule 3.19 also describes any self-insurance or co-insurance arrangements by or affecting the Company or its Subsidiaries. Each Insurance Policy is in full force and effect and shall remain in full force and effect in accordance with its terms following the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is in default with respect to its obligations under any insurance policy maintained by it. The Company and its Subsidiaries are current in all premiums or other payments due under the Insurance Policies and have otherwise complied in all material respects with all of their obligations under each Insurance Policy. The Company has given timely notice to the insurer of all material claims that may be insured thereby.
     3.20 Tax Matters. Except as set forth on the attached Schedule 3.20:
     (a) The Company and its Subsidiaries have timely filed all Tax Returns required to be filed by them, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all material respects. All Taxes due and payable by the Company and its Subsidiaries have been paid, and the Company and its Subsidiaries have withheld and, to the extent required, paid over to the appropriate taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party. All Taxes accrued but not due as of the date of the Latest Balance Sheet are accrued on the Latest Balance Sheet.
     (b) Neither the Company nor any of its Subsidiaries has requested or been granted an extension of the time for filing any Tax Return which has not yet been filed;
     (c) Neither the Company nor any of its Subsidiaries has consented to extend the time in which any material Tax may be assessed or collected by any taxing authority;
     (d) No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed in writing by any taxing authority against the Company or any of its Subsidiaries;
     (e) There is no action, suit, taxing authority proceeding or audit now in progress, or to the Company’s Knowledge, pending or threatened against or with respect to the Company or any of its Subsidiaries;
     (f) No claim has been made in the prior five years by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction;
     (g) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local or foreign income Tax law) occurring or in existence on or before the Closing Date; (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date;
     (h) Neither the Company nor any its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement;
     (i) Neither any of the Sellers nor the Company or any of its Subsidiaries is a party to any agreement, contract, arrangement, understanding or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code (or any corresponding provision of state, federal or foreign law);
     (j) Neither the Company nor any of its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than one of which the Company is the common parent) or (B) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise;
     (k) Schedule 3.20 lists all the states with respect to which the Company or any of its Subsidiaries is required to file any material corporate, income or franchise tax returns;
     (l) Neither the Company nor any of its Subsidiaries is a partner or a member of any partnership, limited liability company or joint venture, or any other entity classified as a partnership for federal income tax purposes;
     (m) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361; and
     (n) Neither the Company nor any of its Subsidiaries Company has participated in any “listed transaction” within the meaning of Code §6707A.
     3.21 Brokerage and Transaction Bonuses. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company or any of its Subsidiaries.
     3.22 Bank Accounts; Names and Locations. Schedule 3.22 attached hereto lists all of the Company’s and its Subsidiaries’ bank accounts (designating each authorized signatory). Except as set forth on the Schedule 3.22, during the five-year period prior to the execution and delivery of this Agreement, neither Company nor any of its Subsidiaries or their respective predecessors has used any name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business.
     3.23 Affiliate Transactions. Except as set forth on the attached Schedule 3.23, no officer, director, shareholder, employee or Affiliate of the Company or any of its Subsidiaries or, to the Sellers’ Knowledge, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with either of the Company, any of its Subsidiaries or any of their material customers or suppliers or has any interest in any assets or property used by either of the Company or any of its Subsidiaries (including any Intellectual Property Rights).
     3.24 Product Warranties. Except as set forth on Schedule 3.24, all products manufactured, sold or delivered by the Company or its Subsidiaries have been in conformity with all material applicable contractual commitments and applicable law and all express and implied warranties, and neither the Company nor any of its Subsidiaries has any liability for replacement thereof or other damages in connection therewith in excess of any warranty reserve reflected on the face of Latest Balance Sheet. Except as set forth on Schedule 3.24, no products sold or delivered by the Company or any of its Subsidiaries are subject to any guaranty, warranty or other indemnity by the Company beyond the applicable standard terms and conditions of such sale or delivery. Except as set forth on Schedule 3.24, neither the Company nor any of its Subsidiaries has been notified in writing of any material claims for (and the Company has no Knowledge of any threatened claims for) any extraordinary product returns, warranty obligations or product services relating to any of its products or services sold in the last three years. Except as set forth on the attached Schedule 3.24, there have been no product recalls, withdrawals or seizures with respect to any products sold or delivered by the Company or its Subsidiaries in the three years prior to the date hereof.
     3.25 Product Liabilities. Except as set forth on the attached Schedule 3.25, neither the Company nor any of its Subsidiaries has had during the prior three years, or has any liability (and, to the Company’s Knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any products sold or delivered by the Company or its Subsidiaries or with respect to any services rendered by the Company or its Subsidiaries.
     3.26 Customers and Suppliers. Schedule 3.26 attached hereto sets forth (a) a list of the Company’s top ten customers (on a consolidated basis) (by volume of sales to such customers) and (b) a list of the Company’s top ten suppliers (on a consolidated basis) (by volume of purchases from such suppliers), for the fiscal years ended December 31, 2005 and 2006 and for the six month period ending June 30, 2007. Except as set forth on Schedule 3.26, neither the Company nor any of its Subsidiaries has received any oral or written notice from any such customer to the effect that, and neither the Company nor any of its Subsidiaries nor any Seller nor Jeffrey Keiser, Warren Halsey, or Paul McCuster has any actual knowledge that, any such customer intends to stop, materially decrease the rate of, or change the material terms with respect to, buying products from the Company or its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise). Except as set forth on Schedule 3.26, neither the Company nor any of its Subsidiaries has received any oral or written notice from any such supplier to the effect that, and neither the Company nor any of its Subsidiaries nor any Seller nor Jeffrey Keiser, Warren Halsey, or Paul McCuster has any actual knowledge that, such supplier intends to stop, materially decrease the rate of, or change the material terms with respect to, supplying materials, products or services to the Company or its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

     3.27 Disclosure. Neither this Article III nor any of the Schedules referenced in Article III and attached hereto contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, in the light of the circumstances in which they were made, not misleading.
ARTICLE IIIA
INDIVIDUAL SELLER REPRESENTATIONS
     As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Seller, severally as to itself, represents and warrants (except with respect to Section 3A.3, to which only Spell represents and warrants) that, as of immediately prior to the Closing:
     3A.1 Title to Shares. Such Seller has good title to the Shares listed on Schedule 3.2 opposite the name of such Seller and owns such Shares free and clear of all Liens, and there are no claims or actions pending with respect to the title of such Seller’s Shares. The delivery to Buyer of the certificates or other instruments or agreements representing the Shares of such Seller in accordance with Section 2.2(b)(iv)(A) is sufficient to transfer to Buyer record and beneficial ownership of the Shares of such Seller, free and clear of all Liens. Except for such Shares listed on Schedule 3.2 opposite the name of such Seller, neither such Seller nor any of its Affiliates owns or holds any other Equity Interests of the Company or any of its Subsidiaries and is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the acquisition or disposition of any Equity Interest of the Company or any of its Subsidiaries. Such Seller is not a party to any voting trust, proxy, stockholder, investor or other agreement or understanding with respect to the voting of any Equity Interest of the Company or any of its Subsidiaries.
     3A.2 Absence of Conflict.
     (a) This Agreement has been duly authorized by all necessary action (where applicable), duly executed and delivered by, and constitutes a valid and binding obligation of, such Seller, enforceable against such Seller in accordance with its terms, and each of the other agreements and instruments contemplated hereby to which such Seller is a party, each constitute a valid and binding obligation of such Seller, enforceable in accordance with its respective terms. Such Seller has full power and authority to convey good and marketable title to all of such Seller’s Shares, and upon transfer to Buyer of the certificates representing such Shares, Buyer will receive good and marketable title to such Shares, free and clear of all Liens.
     (b) Neither the execution and delivery by such Seller of this Agreement, nor the consummation by such Seller of the transactions contemplated hereby (a) violates, is in conflict with, accelerates the performance required by or constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) under any material agreement or commitment to which such Seller is a party or by which any of such Seller’s properties or assets is bound, or (b) violates any statute or law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to such Seller or the Shares, (c) results in the creation of any Lien upon any of the Shares under any agreement or commitment of any kind or character to which such Seller is a party or by which any of such Seller’s properties or assets is bound or (d) with respect to Spell, constitutes or results in a breach or violation of or default under the governance and organizational documents of such Seller.
     3A.3. Good Standing. Spell is a limited partnership, duly organized, validly existing and in good standing under the laws of the state of Minnesota.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER AND SPI
          As a material inducement to Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Buyer and SPI hereby represent(s) and warrant(s) to Sellers as of the Closing that:
     4.1 Corporate Organization.
     (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where the failure to be so qualified could not reasonably be expected to have a Buyer Material Adverse Effect. Buyer possesses all requisite corporate power and authority necessary to own and operate its properties and to carry on its businesses. Buyer is not in default under or in violation of any provision of its articles of incorporation or bylaws.
     (b) SPI is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where the failure to be so qualified could not reasonably be expected to have a Buyer Material Adverse Effect. SPI possesses all requisite limited liability company power and authority necessary to own and operate its properties and to carry on its businesses. SPI is not in default under or in violation of any provision of its certificate of formation. Schedule 4.1(b) attached hereto sets forth a list of all officers and directors of SPI and Buyer.
     4.2 Capitalization and Related Matters.
     (a) The entire authorized and issued Equity Interests of Buyer consists of 1,000 authorized shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding and held beneficially and of record by SPI. Except as set forth in Schedule 4.2(a) attached hereto, Buyer has no outstanding Shares or stock or securities convertible or exchangeable for any shares of its Equity Interests or containing any profit participation features, nor any rights or options to subscribe for or to purchase its Equity Interests or any stock or securities convertible into or exchangeable for its Equity Interests or any stock appreciation rights or phantom stock plan. Except as set forth in Schedule 4.2(a) attached hereto, Buyer is not subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests or any warrants, options or other rights to acquire its Equity Interests. Buyer has not violated any foreign, federal or state securities laws in connection with the offer, sale or issuance of its Equity Interests. All of Buyer’s outstanding Equity Interests have been validly issued and are fully paid and nonassessable. There are no bonds, debentures, notes or other Indebtedness of Buyer outstanding having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any shareholders of Buyer may vote.
     (b) The entire issued and outstanding Equity Interests of SPI (after giving effect to the transactions contemplated hereby) consists of the number of outstanding Class A Units set forth on Schedule 4.2(b). Schedule 4.2(b) attached hereto sets forth the name of the record holders of all outstanding Equity Interests of SPI and their ownerships of Equity Interests of SPI. Except as set forth in Schedule 4.2(a) attached hereto, SPI has no outstanding ownership interests or securities convertible or exchangeable for any of its Equity Interests or containing any profit participation features, nor any rights or options to subscribe for or to purchase its Equity Interests or any stock or securities convertible into or exchangeable for its Equity Interests or any ownership appreciation rights or phantom ownership plan. Except as set forth in Schedule 4.2(b) attached hereto, SPI is not subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests or any warrants, options or other rights to acquire its Equity Interests. SPI has not violated any foreign, federal or state securities laws in connection with the offer, sale or issuance of the SPI Rollover Units.
     4.3 Authorization; Noncontravention.. Each of Buyer and SPI has all requisite corporate or limited liability company, as the case may be, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Except as set forth on Schedule 4.3 attached hereto, the execution and delivery of this Agreement and all of the other agreements and instruments contemplated hereby to be executed and delivered by Buyer and/or SPI and the fulfillment of and compliance with the respective terms hereof and thereof do not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the passage of time, the giving of notice or both), (c) result in the creation of any Lien upon either SPI’s or Buyer’s Equity Interests or assets pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any court or administrative or governmental body or agency pursuant to SPI’s or Buyer’s charter documents, bylaws or other constituent documents, or any law, statute, rule or regulation to which SPI or Buyer is subject, or any agreement, instrument, license, permit, order, judgment or decree to which SPI or Buyer is subject.
ARTICLE V
ADDITIONAL AGREEMENTS
     5.1 Survival of Representations and Warranties. The representations and warranties in this Agreement shall survive the Closing as follows:
     (a) the representations and warranties in Section 3.20 (Tax Matters), solely with respect to income Tax matters, shall terminate when the applicable statutes of limitations with respect to the liabilities in question expire (after giving effect to any extensions or waivers thereof), plus sixty (60) days;

     (b) the representations and warranties in Section 2.3(b) (Purchase Price), Section 3.1 (Corporate Organization), Section 3.2 (Capitalization and Related Matters; Title to Shares), Section 3.3 (Authorization; Noncontravention), Section 3.4 (Subsidiaries), Section 3.21 (Brokerage and Transaction Bonuses), Section 3.23 (Affiliate Transactions), Article 3A (Individual Seller Representations) (collectively, together with Section 3.20 solely with respect income Tax matters, the “Fundamental Representations and Warranties”) and Article IV shall not terminate;
     (c) all other representations and warranties in this Agreement, including Section 3.20 (Tax Matters) as it relates to non-income Tax matters, shall terminate on March 6, 2009;
provided that any representation or warranty in respect of which indemnity may be sought under Section 5.2 below, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 5.1 if written notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time, which notice shall state that the notice is given pursuant to this Section 5.1. The representations and warranties in this Agreement shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party’s officers, directors, stockholders, employees or agents or the acceptance by any party of any certificate or writing hereunder.
     5.2 Indemnification.
     (a) Sellers shall, severally as between Spell and the Paulson Sellers based on their respective Pro-Rata Shares, indemnify the Buyer Parties and save and hold each of them harmless against any Losses which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of: (i) any breach by Sellers of any representation or warranty made by any of them in this Agreement; (ii) any breach of any covenant or agreement by the Representative under this Agreement, (iii) (A) all income Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), and (B) any and all income Taxes of any Person (other than the Company and its Subsidiaries) imposed on the Company or its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which income Taxes relate to an event or transaction occurring before the Closing; provided, however, that in the case of clauses (A) and (B) of this Section 5.2(a)(iii), Sellers shall be liable only to the extent that such Taxes are in excess of $400,000, and (iv) any of the matters set forth on the Indemnification Schedule attached hereto. In the event any Seller breaches any of his, her or its agreements or covenants set forth in this Agreement or any of his, her or its representations and warranties set forth in Article IIIA above, then such Seller shall indemnify the Buyer Parties from and against any Losses any Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of, such breach. Notwithstanding anything to the contrary set forth above, Sellers shall not have any liability under clause (i) of the first sentence of this Section 5.2(a) (other than with respect to the Fundamental Representations and Warranties and Section 3.10(j) (Absence of Certain Developments), for which no such limitation shall apply) unless the aggregate of all

Losses relating thereto for which Sellers would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $200,000, at which point the Buyer Parties shall be indemnified and held harmless for all such Losses, including Losses below such amount; and provided further that Sellers’ aggregate liability under clause (i) of the first sentence of this Section 5.2(a) (other than with respect to Fundamental Representations and Warranties for which no such limitation shall apply) shall in no event exceed $3,175,000 (with it being understood, however, that nothing in this Agreement (including this Section 5.2(a)) shall limit or restrict any of the Buyer Parties’ rights to maintain or recover any amounts in connection with any action or claim based upon fraud).
     (b) Each of Buyer and SPI agree to and shall indemnify the Seller Parties and hold them harmless against any Losses which such any such Seller Party may suffer, sustain or become subject to, as the result of, in connection with, relating or incidental to or by virtue of (i) the breach by Buyer or SPI of any representation, warranty, covenant or agreement made by either of them in this Agreement and (ii) any claims made under any of the Seller Guaranties as a result of the Company’s failure to satisfy its accounts payable, but only to the extent such accounts payable were incurred in the ordinary course of business prior to the Closing, consistent with past practice, and were not past due as of the Closing Date.
     (c) Except as otherwise provided herein, any indemnification of the Buyer Parties or Seller Parties pursuant to this Section 5.2 shall be effected by wire transfers of immediately available funds from (i) the Paulson Sellers and Spell, in amounts equal to the product of the aggregate amount of such indemnification obligation multiplied by their respective Pro-Rata Shares (or, with respect to the second sentence of Section 5.2(a) above, from the breaching Seller) or (ii) Buyer, as the case may be, to an account designated by the applicable Buyer Party or Seller Party, as the case may be, within five days after the determination thereof pursuant to the provisions of this Section 5.2. Notwithstanding the foregoing, any amounts owed by any Seller to a Buyer Party pursuant to Section 5.2(a) above shall first be paid from the Escrow Funds until the Escrow Funds have been exhausted, and thereafter such indemnification shall be paid in accordance with the immediately preceding sentence. Any indemnification of the Buyer Parties pursuant to Section 5.11 shall be effected by wire transfer of immediately available funds from one or more of the Paulson Sellers. All indemnification payments under this Section 5.2 or Section 5.11 hereof shall be deemed adjustments to the Purchase Price.
     (d) Any Person making a claim for indemnification under this Section 5.2 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving notice of any third-party action, lawsuit, proceeding, investigation or other claim against it, describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor has been materially prejudiced thereby. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option, shall be entitled (subject to the terms of this Section 5.2(d)) to assume the defense thereof by appointing counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense and delivering written notice to the Indemnitee of its election to assume the defense of such a proceeding, and after delivery of such notice by Indemnitor and acceptance by the Indemnitee of the appointed counsel, the Indemnitor shall not, as long as it diligently conducts such defense, be liable to the Indemnitee under this Section 5.2(d) for any attorneys’ fees or any other expenses with respect to the defense of such a claim incurred by Indemnitee, other than reasonable costs of investigation, and it shall be conclusively established for purposes of this Agreement that the applicable claims are within the scope of and subject to indemnification under this Agreement and Indemnitor shall indemnify Indemnitee for all Losses relating to such claims (subject only to the limitations set forth in Section 5.2(a) above) provided that:
          (i) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor, and except that the Indemnitor shall pay all of the reasonable fees and expenses of such separate counsel if the Indemnitee reasonably determines, based on a written opinion of reputable counsel, that there is a reasonable likelihood that a material conflict of interest exists between the interests of the Indemnitee and the Indemnitor in the defense of such claim);
          (ii) the Indemnitor shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) and shall pay the reasonable fees and expenses of counsel retained by the Indemnitee if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (2) the claim primarily seeks an injunction or other equitable relief; (3) the Indemnitee reasonably determines, based on a written opinion of reputable counsel, that there is a reasonable likelihood that a material conflict of interest exists between the interests of the Indemnitee and the Indemnitor in the defense of such claim; (4) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; or (5) the Indemnitee reasonably believes that the Loss relating to the claim could exceed the maximum amount that such Indemnitee could then be entitled to recover under this Section 5.2; and
          (iii) if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice.
     (e) Notwithstanding anything herein to the contrary, any claim by an Indemnitee for indemnification not involving a third party claim may be asserted by giving the Indemnitor written notice thereof. Such notice shall contain a description of the claim, state the amount of Losses, if known, and the method of computation thereof, and contain a reference to the provisions of the Agreement in respect to which such right of indemnification is claimed or arises. If the Indemnitor does not notify the Indemnitee within thirty (30) calendar days following its receipt of such notice that the Indemnitor disputes all or any portion of the claim to the Indemnitee, such claim specified by the Indemnitee in such notice shall be conclusively deemed an obligation of the Indemnitor hereunder, and the Indemnitor will pay the amount of such Losses to the Indemnitee on demand.
     (f) Each Seller hereby agrees that it shall not (and shall cause its Affiliates not to) make any claim for indemnification against Buyer, the Company or any of their respective Affiliates by reason of the fact that such Seller or any Affiliate or representative of such Seller is or was a shareholder, member, director, manager, officer, employee or agent of the Company or any of its Affiliates or is or was serving at the request of the Company or any of its Affiliates as a partner, manager, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by any of the Buyer Parties against such Seller pursuant to this Agreement or applicable law or otherwise, and each Seller (on its own behalf and on behalf of his Affiliates) hereby acknowledges and agrees that it shall not have any claim or right to contribution or indemnity from the Company or any of its Affiliates with respect to any amounts paid by such Seller pursuant to this Agreement or otherwise.
     (g) The remedies provided for in this Article V shall constitute the sole and exclusive remedy for any claims made for breach of the representations and warranties contained in this Agreement, except in the case of fraud. Nothing in this Agreement shall limit or restrict any of the Buyer Parties’ or Seller Parties’ right to maintain or recover any amounts in connection with any action or claim of fraud or limit or restrict any right to maintain equitable relief as contemplated by hereunder.
     5.3 Press Release and Announcements. At Closing, Buyer and the Representative shall issue a joint press release. After the Closing, any press releases related to this Agreement or the transactions contemplated hereby, or other announcements to the employees, customers, suppliers, vendors or service providers of the Company or its Subsidiaries, will be issued solely by the Company or Buyer.
     5.4 Expenses. Except as otherwise provided herein, Buyer shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, accountants, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. Sellers shall pay all of their own and all of their Affiliates and all of the Company’s and its Subsidiaries’ fees, costs and expenses (including fees, costs and expenses of legal counsel, accountants, investment bankers, brokers or other representatives and consultants) incurred in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated hereby.
     5.5 Equitable Remedies. The Company, each Seller, the Representative and Buyer each acknowledge and agree that the other parties hereto could be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the Company, each Seller, the Representative and Buyer each agree that the other parties shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.
     5.6 Further Assurances. In the event that any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further action as any other party hereto reasonably may request. Buyer, the Company, each Seller and the Representative each agree that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any federal, state, local or foreign governmental authority required to be submitted jointly by such Persons in connection with the execution and delivery of this Agreement and/or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby.
     5.7 Confidentiality. For a period of five years from and after the Closing Date, each Seller and the Representative agree not to disclose (and shall cause each of his Affiliates not to disclose) any Confidential Information. Each Seller and the Representative further agree to take all commercially reasonable steps (and to cause each of his Affiliates to take all commercially reasonable steps) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. In the event any Seller, the Representative or any of their respective Affiliates is required by law to disclose any Confidential Information, such Seller or the Representative or Affiliate thereof, as the case may be, shall reasonably promptly notify Buyer in writing, and shall reasonably cooperate with Buyer and the Company to preserve the confidentiality of such information consistent with applicable law.
     5.8 Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:
     (a) The Company shall prepare or cause to be prepared and file or caused to be filed all Tax Returns for all Pre-Closing Tax Periods for the Company and its Subsidiaries which are filed after the Closing Date. Each such tax Return shall be prepared in a manner consistent with past practice, except as otherwise required by applicable law or a change in circumstances. The Company shall permit Representative to review and comment on each such Income Tax Return prior to filing. Buyer shall cause the Company to promptly remit to the Representative, on behalf of the Sellers, any income Tax refunds received by the Company after the Closing in respect of over-payment of income Taxes to the extent such refunds relate to Pre-Closing Tax Periods.
     (b) In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

     (c) Buyer, the Company and its Subsidiaries, the Representative and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.8 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and its Subsidiaries and Sellers each agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) upon written request from another party before any expiration of any such statutes of limitations, to allow such party to take possession of such books and records at its cost and expense.
     (d) All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by 50% by Buyer and 50% by Sellers, and the Representative shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer shall join in the execution of any such Tax Returns and other documentation.
     5.9 Non-Competition and Non-Solicitation.
     (a) Each Seller hereby acknowledges and agrees that (x) it is familiar with the trade secrets and with other Confidential Information related to the business of the Company and its Subsidiaries, and (y) Buyer and its Affiliates would be irreparably damaged if such Seller (except with respect to Spell) were to compete with or otherwise interfere with the business of any of them and that any such competition would result in a significant loss of goodwill by Buyer and its Affiliates. Each Seller further acknowledges and agrees that the covenants and agreements set forth in this Section 5.9 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer would not obtain the full benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if any Seller breached this Section 5.9. Therefore, in further consideration of the amounts paid to Sellers on the Closing Date pursuant to this Agreement, each Seller other than Spell agrees that (i) until the third anniversary of the Closing, such Seller shall not anywhere in the United States, Canada or Central America and (ii) until the fifth anniversary of the Closing, such Seller shall not anywhere in the States of Indiana or Illinois, directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, representative or otherwise), consult with, or in any other manner engage in any activity which is directly or indirectly competitive with the Business or any portion thereof (“Competitive Activities”). Notwithstanding the foregoing, the foregoing covenant shall not be deemed breached as a result of the passive ownership by such Seller of less than an aggregate of 2% of any class of publicly traded stock of a corporation engaged, directly or indirectly, in Competitive Activities so long as

Seller does not have any active participation in the business of such corporation. Each Seller acknowledges the restrictions set forth above are reasonable and necessary to protect the goodwill of the Company.
     (b) During the Restrictive Period, no Seller (including, for the avoidance of doubt, Spell) shall, and shall cause its Affiliates not to, (i) induce or attempt to induce any employee of Buyer or its Subsidiaries (including the Company and its Subsidiaries) to leave the employ of Buyer or such Subsidiary, or in any way interfere with the relationship between Buyer or any of its Subsidiaries and any employee thereof, (ii) hire any person who was an employee of any Buyer or its Subsidiaries (including the Company and its Subsidiaries) at any time during the one-year period immediately prior to the date on which such hiring would take place, or (iii) interfere with the relationship between any of Buyer or any of its Subsidiaries and any customer, supplier or other business relation of any of them including by (1) making any disparaging statements or communications about any Buyer or its Subsidiaries (including the Company and its Subsidiaries), (2) inducing any of them to cease doing business with Buyer or any of its Subsidiaries (including the Company and its Subsidiaries) or (3) otherwise seeking to adversely affect such relationship. For purposes hereof, “Restrictive Period” means the period beginning on the date hereof and ending on the fifth anniversary of the Closing Date.
     (c) If, at the time of enforcement of this Section 5.9, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law.
     5.10 Release.
     (a) As of the Closing Date, each Seller hereby irrevocably releases, acquits and forever discharges the Company, the Buyer and each of their respective officers, directors, shareholders, employees, principals, Affiliates (direct and indirect), parents, Subsidiaries (direct and indirect), joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, (collectively, the “Released Parties”) from any and all actions, claims, counterclaims, suits, causes of action, damages, demands, obligations and liabilities, of every kind and nature whatsoever, which such Seller or any of its Affiliates now has, has ever had or may hereafter have, at law or in equity, whether known or unknown, contingent or otherwise, against any of the Released Parties, including those relating to or arising out of the ownership or acquisition of the Shares or any other Equity Interest or securities of the Company or any of its Subsidiaries, the employment or termination of employment or the governance of the business and affairs of the Company and its subsidiaries by any of the Released Parties (the “Released Claims”), in each case arising or related to facts or circumstances existing prior to the Closing; provided, however, that the Released Claims shall not include (i) claims arising under this Agreement or the agreements contemplated hereby or (ii) with respect to R. Paulson and P. Paulson, ordinary course compensation obligations relating to the such Seller’s employment with the Company.
     (b) Each Seller hereby represents that such Seller has not assigned any Released Claims or possible Released Claims. Each Seller covenants and agrees not to institute any litigation, lawsuit, claim or action against any of the Released Parties with respect to the Released Claims. Each Seller hereby represents and warrants that such Seller has access to adequate information regarding the scope and effect of the general release set forth herein, and all other matters encompassed by such release, to make an informed and knowledgeable decision with regard to granting this release. Each Seller further represents and warrants that he or it has not relied upon the Company, Buyer or any other Released Party in deciding to grant this general release and has instead made his, her or its own independent analysis and decision to grant this release. Each Seller acknowledges and agrees that the amounts payable to such Seller and under this Agreement provide good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained herein.
     5.11 Environmental Indemnification.
     (a) The Paulson Sellers shall jointly and severally indemnify the Buyer Parties and save and hold each of them harmless against any Losses which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of any Indemnified Environmental Liability.
     (b) The Paulson Sellers have to the date of Closing assumed Principal Management of certain Indemnified Environmental Liabilities relating to the 950-980 Wabash and 300 North 15th Street facilities, as described in more detail in the following sentence, and the Paulson Seller Representative will continue following the Closing, subject to the terms of this Section 5.11, to exercise Principal Management of these Indemnified Environmental Liabilities. By way of more detailed description of such pre-existing projects, the 950-980 Wabash and 300 North 15th Street properties have recently had site investigations performed by EnviroForensics (an acceptable environmental consultant to the parties). The summary report of the EnviroForensics site investigations discloses certain conditions of contamination at both locations (the “Known Contamination”), all of which have been reported to the Indiana Department of Environmental Management (“IDEM”). Without limitation to the provisions set forth in Section 5.11(a) above, the Paulson Seller Representative shall cause a plan for the remediation of the Known Contamination to be proposed by EnviroForensics for approval by IDEM. Upon such approval, the Paulson Seller Representative shall cause remediation of the Known Contamination to the satisfaction of IDEM. The Paulson Seller Representative also intends to undertake the Principal Management of other valid claims of the Buyer arising out of Section 5.11(a) subject to all of the terms and provisions of this Section 5.11. When any claim is made against the Paulson Sellers under Section 5.11(a) above, the Buyer or Company shall present all evidence on which it relies that the claim involves an Indemnified Environmental Liability and such evidence shall reasonably establish the existence of an Indemnified Environmental Liability. Before embarking upon the Principal Management of the matters that are the subject of such claim, the Paulson Seller Representative shall be given up to forty five (45) days to investigate the nature of the claim to determine whether such claim is an Indemnified Environmental Liability, during which time Buyer shall exercise Principal Management of the matters that are the subject of such claim; provided, however, that Buyer shall not take any Remedial Action (as defined below) in connection therewith during such forty five (45) day period unless Buyer reasonably determines that such Remedial Action is required to minimize further environmental liabilities. The Paulson Seller Representative shall be given reasonable access to the Indemnified Real Property to conduct such investigation which will not unreasonably interfere with the operations of the

Buyer or the Company. Within such 45-day time frame, the Paulson Seller Representative shall notify the Buyer in writing as to whether or not it unconditionally acknowledges an obligation to indemnify the Buyer Parties with respect to, and will assume Principal Management over, the claim. Upon such acknowledgement, the Paulson Seller Representative shall undertake Principal Management with respect to the matters that are the subject of such claim. Absent such acknowledgement, the Buyer will continue to exercise Principal Management of the matters that are the subject of such claim, subject to reimbursement by the Paulson Sellers of Losses which arise from Indemnified Environmental Liabilities. For purposes hereof, the Paulson Seller Representative hereby unconditionally acknowledges such obligations with respect to all liabilities arising out of the Known Contamination and the actions of the Paulson Sellers with respect thereto as described above in this Section 5.11(b).
     (c) With respect to any environmental investigatory, corrective or remedial action (a “Remedial Action”) as to which the Paulson Seller Representative undertakes Principal Management hereunder, if the Buyer reasonably believes that the Paulson Seller Representative has failed to undertake or complete the Remedial Action in a manner consistent with the protocols, guidelines or requirements of IDEM or any other relevant governmental authority, the Buyer may deliver to the Paulson Seller Representative a reasonably documented written notice identifying any such deficiencies (“Deficiency Notice”). The Paulson Seller Representative shall have sixty (60) days or such lesser period as may be necessary to comply with timing requirements of IDEM (“Cure Period”) to cure the deficiencies identified in the Deficiency Notice consistent with the protocol, guidelines or other requirements of IDEM or any other relevant governmental authority; or upon the good faith belief that no such material deficiencies exist, the Paulson Seller Representative may, within seven (7) days of receiving the Deficiency Notice, notify Buyer of the Paulson Seller Representative position (“Dispute Notice”). The Parties shall have seven (7) days to mutually appoint an environmental lawyer or consultant, as appropriate based upon the nature of the dispute (the “Determiner”) to determine if a deficiency in fact exists. The Parties hereby agree that Attorney Brent Huber would be a mutually acceptable Determiner. Once the Determiner has accepted the appointment, the Parties will expedite and submit all relevant facts to permit the Determiner to resolve all issues promptly and in no event later than fourteen days after the appointment of the Determiner. The written decision of the Determiner shall be final and binding on the Parties absent an alternative resolution mutually agreed to by the Parties. In the event any deficiency is found to exist,. then (i) all costs, including reasonable attorneys fees, of obtaining the decision of the Determiner, shall be born by the Paulson Sellers and (ii) the Paulson Seller Representative shall promptly use its reasonable best efforts to cure such deficiency to the satisfaction of IDEM or such other relevant governmental authority within thirty (30) days of the written decision of the Determiner or the balance of the Cure Period, whichever is longer. Failure of the Paulson Seller Representative to so cure any such deficiency within the time period set forth in clause (ii) of the preceding sentence shall entitle the Buyer or Company to assume Principal Management by giving written notice to the Paulson Representative of Buyer’s intent to do so (“Principal Management Transfer Notice”). In the event no deficiency is found to exist, the Paulson Seller Representative shall continue to exercise Principal Management and all costs, including reasonable attorneys fees, of obtaining the decision of the Determiner, shall be born by the Company.

     (d) Any assumption of Principal Management by Buyer or the Company shall not relieve the Paulson Sellers of any of their indemnification obligations under Section 5.11(a). At all times that either party perform the function of Principal Management of a Remedial Action, the other party shall have the right, at its sole cost and expense, to participate in the execution of such Remedial Action. Such participation shall include: (i) the right to receive copies of all reports, workplans and analytical data submitted to governmental agencies, all notices or other letters or documents received from governmental agencies, any other documentation and correspondence materially bearing to the claim, and notices of material meetings; (ii) the opportunity to attend such material meetings; (iii) the right to consult, in advance, with the party performing Principal Management regarding material actions (including the selection and implementation of remedial measures), and (iv) the right to reasonably approve the selection and retention of consultants, legal counsel, and other experts and advisors to assist in the Remedial Action which approval shall not unreasonably be withheld; provided that, unless otherwise expressly provided herein, so long as either party retains and properly exercises Principal Management of such Remedial Action in accordance herewith, such participation shall not be deemed to grant the other party the right to make any final determination regarding material actions and implementations of remedial measures to the extent such items are part of the Principal Management of such Remedial Action.
     (e) The Paulson Seller Representative shall, upon reasonable notice to Buyer, have reasonable access to the relevant subject facility. The Paulson Seller Representative shall undertake all activities that it conducts or coordinates hereunder in a manner that does not unreasonably interfere with the day-to-day operation of such facility.
     (f) The party undertaking Principal Management hereunder for any Remedial Action shall manage it in good faith and in a responsible manner, and any activities conducted in connection therewith shall be undertaken promptly and completed expeditiously using commercially reasonable efforts, subject to the schedules and approvals required by the applicable governmental body. The parties agree to reasonably cooperate with one another in connection with addressing any matter hereunder. Either party may take such action as is reasonable under the circumstances, and without prejudice to its rights to indemnification under this Agreement, to respond to an actual or threatened emergency or imminent endangerment situation arising from a matter otherwise covered hereunder.
     (g) Any Remedial Action covered hereunder shall be deemed to have been adequately completed to the extent that it: (i) attains compliance with Environmental and Safety Requirements, including all action levels or cleanup standards promulgated thereunder, and any lawful order or directive of an appropriate governmental body; (ii) reasonably mitigates risks to human health and the environment; and (iii) does not unreasonably interfere with the operations at the affected property.

ARTICLE VI
MISCELLANEOUS
     6.1 Appointment of Representative.
     (a) Each Seller hereby designates Spell as its representative and agent (the “Representative”) to execute any and all instruments or other documents on behalf of Sellers, and to do any and all other acts or things on behalf of Sellers which the Representative may deem necessary or advisable, or which may be required pursuant to this Agreement or the Escrow Agreement or otherwise, in connection with the consummation of the transactions contemplated hereby and thereby. Each Seller hereby irrevocably appoints, and consents to the designation of Spell, its successor or its designee, to act as such Person’s attorney-in-fact and agent, with full power of substitution, to act in the name, place and stead of such Person with respect to the matters identified herein or arising hereunder, including the power (i) to act for such Person with regard to matters pertaining to indemnification referred to in this Agreement; (ii) to execute and deliver on behalf of such Person all ancillary agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents the Representative deems appropriate in connection with responding to, compromising or settling any claims made pursuant to this Agreement and the Escrow Agreement; (iii) to give and receive all notices and communications to be given or received under this Agreement and the Escrow Agreement and to receive service of process in connection with any claims under this Agreement and the Escrow Agreement; and (iv) to take all other actions which under this Agreement and the Escrow Agreement may be taken by the Representative and to do or refrain from doing any further act or deed on behalf of such Person which the Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement and the Escrow Agreement as fully and completely as such Person could do if personally present. The death or incapacity of any Seller shall not terminate the agency and power granted hereby to the Representative.
     (b) Each Paulson Seller hereby designates Peter E. Paulson as its representative and agent (the “Paulson Seller Representative”) to execute any and all instruments or other documents on behalf of the Paulson Sellers, and to do any and all other acts or things on behalf of the Paulson Sellers which the Paulson Seller Representative may deem necessary or advisable, or which may be required, in connection with or pursuant to Section 5.11 hereof. Each Paulson Seller hereby irrevocably appoints, and consents to the designation of Peter E. Paulson to act as such Person’s attorney-in-fact and agent, with full power of substitution, to act in the name, place and stead of such Person with respect to the matters addressed or arising under Section 5.11 hereof, including the power (i) to execute and deliver on behalf of such Person all ancillary agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents the Paulson Seller Representative deems appropriate in connection with responding to, compromising or settling any claims made pursuant to Section 5.11 of this Agreement; (ii) to give and receive all notices and communications to be given or received under Section 5.11 of this Agreement and to receive service of process in connection with any claims under Section 5.11 of this Agreement; and (iii) to take all other actions which under Section 5.11 of this Agreement may be taken by the Paulson Seller Representative and to do or refrain from doing any further act or deed on behalf of such Person which the Paulson

Seller Representative deems necessary or appropriate in its sole discretion, relating to the subject matter of Section 5.11 of this Agreement, as fully and completely as such Person could do if personally present. The death or incapacity of any Paulson Seller (other than the Paulson Seller Representative) shall not terminate the agency and power granted hereby to the Paulson Seller Representative. In the event of the death or incapacity of the Paulson Seller Representative, Robert A. Paulson shall become the Paulson Seller Representative until the Paulson Sellers, by written notice to Buyer, designate another or former Paulson Seller Representative.
     6.2 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding only if such amendment or waiver is set forth in a writing executed by the Representative (for and on behalf of all of the Sellers) and the Buyer. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. Notwithstanding anything herein to the contrary, time is of the essence.
     6.3 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, (ii) one business day after being sent by reputable overnight express courier (charges prepaid), (iii) five days following mailing by certified or registered mail, postage prepaid and return receipt requested or (iv) upon confirmation of transmission, when sent by facsimile or other electronic means. Unless another address is specified in writing, notices, demands and communications shall be sent to the addresses indicated below:
Notices to R. Paulson:
Robert A. Paulson
1059 Chestnut Drive
Chesterton, Indiana 46304
with a copy to:
(which shall not constitute notice):
Harris, Welsh & Lukeman
107 Broadway
Chesterton, IN 46304
Telephone: (219) 926-2114
Telecopy: (219) 926-1503
Attention: Michael C. Harris

Notices to P. Paulson:
Peter E. Paulson
801 Shannon Drive
Chesterton, Indiana 46304
with a copy to:
(which shall not constitute notice)
Harris, Welsh & Lukeman
107 Broadway
Chesterton, IN 46304
Telephone: (219) 926-2114
Telecopy: (219) 926-1503
Attention: Michael C. Harris
Notices to Spell:
Spell Capital Partners Fund II, L.P.
222 South Ninth Street, Suite 2880
Minneapolis, MN 55402
Telephone: (612) 371-9650
Telecopy: (612) 371-9651
with a copy to:
(which shall not constitute notice):
Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402
Telephone: (612) 492-7082
Telecopy: (612) 492-7077
Email: lholter@fredlaw.com
Attention: K. Lisa Holter
Notices to the Company and Buyer:
Maxum Petroleum, Inc.
1455 East Putnam Avenue
Old Greenwich, CT 06870
Greenwich, Connecticut 06830
Telephone: (203) 862-9370
Telecopy: (203) 698-9433
Attention: Chief Executive Officer
with a copy to:
(which shall not constitute notice):

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attn: Richard W. Porter, P.C. and Martin A. DiLoreto, Jr.
Telephone: (312) 861-2000
Telecopy: (312) 861-2200
     6.4 Successors and Assigns. This Agreement and all of the covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective heirs, executors, successors and assigns of the parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer and the Company may assign any or all of their rights pursuant to this Agreement to any of their respective lenders as collateral security without the consent of any other Person.
     6.5 Severability. Without limiting Section 5.9(c), whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     6.6 Interpretation. The headings and captions used in this Agreement, in the table of contents or in any index hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption or heading had been used herein or therein. Any capitalized terms used in any Schedule attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. The use of the word “including” (or derivations thereof) herein shall mean “including without limitation.” The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
     6.7 Waiver of Jury. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO

(WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER.
     6.8 No Other Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their respective permitted successors and assigns (and the Buyer Parties and the Seller Parties), any rights or remedies under or by reason of this Agreement.
     6.9 Obligations of Sellers Joint and Several. Except for the obligations arising under the second sentence of Section 5.2(a) hereof, the obligations of either of the Paulson Sellers under this Agreement shall each be the joint and several obligation of each Paulson Seller.
     6.10 Complete Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings whether written or oral, relating to such subject matter in any way.
     6.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.
     6.12 Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic transmission in portable document format (PDF) or comparable electronic transmission, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or PDF electronic transmission or comparable electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or PDF electronic transmission or comparable electronic transmission as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.
     6.13 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal law of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.
     6.14 Schedules. The Schedules attached hereto are hereby incorporated into and shall be deemed a part of this Agreement. No exceptions to any representations or warranties disclosed on one Schedule attached hereto shall constitute an exception to any other representations or warranties made in this Agreement unless the exception is disclosed as provided herein on each such other applicable schedule or unless the relevance of such exception to such other representation and warranty is reasonably apparent based upon a plain reading of such exception. The mere listing of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty specifically relates to the existence of the document or other item itself.
     6.15 Submission to Jurisdiction. Each of the parties submits to exclusive jurisdiction of any court of competent jurisdiction located in the state of Delaware in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in any court has been brought in an inconvenient forum and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other state or federal court unless and until the foregoing court renders a final order that it lacks, and cannot acquire, the necessary jurisdiction, and either all appeals have been exhausted or the order is no longer appealable. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 6.3 above. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

          IN WITNESS WHEREOF, the parties hereto have executed this Stock Contribution and Purchase Agreement on the date first written above.

BUYER: Maxum Petroleum, Inc.
By:	/s/ Michel Salbaing
	Name:	Michel Salbaing
	Title:	Chief Financial Officer and Secretary

SPI: SPI Petroleum LLC
By:	/s/ Michel Salbaing
	Name:	Michel Salbaing
	Title:	Chief Financial Officer, Treasurer and Secretary

SELLERS: Spell Capital Partners Fund II, LP By: SCP Management II, LLC Its: General Partner
/s/ Robert A. Paulson
Robert A. Paulson

/s/ Peter E. Paulson
Peter E. Paulson
Signature page to Stock Contribution and Purchase Agreement